Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of Brookfield Global Listed Real Estate Fund, Brookfield Global Listed Infrastructure Fund, Brookfield Global Renewables & Sustainable Infrastructure Fund, and Oaktree Emerging Markets Equity Fund, each a series of Brookfield Investment Funds, appearing in Form N-CSR of Brookfield Investment Funds for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 30, 2025